Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 470,521,344.38	0.0001381	$ 64,979.00
Fees Previously Paid	2	$ 7,671,657,207.00		$ 1,059,455.86
	Total Transaction Valuation:	$ 8,142,178,551.38
	Total Fees Due for Filing:			$ 1,124,434.86
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 1,059,455.86
	Net Fee Due:			$ 64,979.00
Offering Note
[1]	Aggregate number of securities to which transaction applies: As of January 23, 2026, the maximum number of shares of Janus Henderson Group plc's ordinary shares to which this transaction applies is estimated to be 156,840,448, which consists of (1) 149,400,900 ordinary shares entitled to receive the per amended share merger consideration of $52.00; (2) 5,043,052 ordinary shares underlying restricted stock units, which may be entitled to receive the per share merger consideration of $52.00; (3) 1,708,251 shares of common stock underlying outstanding performance restricted stock units, which may be entitled to receive the per share merger consideration of $52.00; (4) 492,346 ordinary shares underlying stock options pursuant to the Save As You Earn Plan ("UK SAYE"), which may be entiUed to receive the per share merger consideration of $52.00 minus any applicable exercise price; and (5) 195,899 additional ordinary shares pursuant to the global employee stock purchase plan, which may be entitled to receive the per share merger consideration of $52.00. The proposed maximum aggregate value of the transaction and resulting filing fee is being updated solely to reflect the increase in per share merger consideration from $49.00 to $52.00 under the amended transaction. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of January 23, 2026, the underlying value of the transaction was calculated based on the sum of (1) the product of 149,400,900 ordinary shares and the per share merger consideration of $52.00; (2) the product of 5,043,052 ordinary shares underlying restricted stock units and the per share merger consideration of $52.00; (3) the product of 1,708,251 shares of common stock underlying outstanding performance restricted stock units and the per share merger consideration of $52.00; (4) the product of 492,346 ordinary shares underlying stock options pursuant to the UK SAYE and $24.53 (which is the difference between the per share merger consideration of $52.00 and the weighted average exercise price of approximately $27.47); and (5) the product of 195,899 ordinary shares pursuant to the global employee stock purchase plan and the per share merger consideration of $52.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001381.

[2]	A filing fee of $1,059,455.86 was previously paid in connection with the preliminary proxy statement on Schedule 14A filed on January 30, 2026 with respect to the transaction. Such amount is reflected as "Fees Previously Paid" and is offset against the total filing fee due for this filing. The fees reported herein relate to the same transaction.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule 14A	001-38103	01/30/2026		$ 1,059,455.86
Fee Offset Sources		Janus Henderson Group plc	Schedule 14A	001-38103		01/30/2026		$ 1,059,455.86
Explanation of the basis for claimed offset:
[1]	Janus Henderson Group plc previously paid $1,059,455.86 upon the filing of its Schedule 14A on January 30, 2026 and now pays $64,979 upon the filing of its Amendment No. 3 to Schedule 13E-3, in connection with the transaction reported hereby.